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                                                                     EXHIBIT P1


                                     FORM OF

                                 CODE OF ETHICS


I.   INTRODUCTION

     Each of the Van Kampen Open-End Funds listed on Schedule 1 attached hereto (each a "Fund" and collectively the "Funds"), Van Kampen Asset Management Inc. ("Asset Management"), Van Kampen Investment Advisory Corp. ("Advisory Corp.") (each of Asset Management and Advisory Corp. are sometimes referred herein as the "Adviser" or collectively as the "Advisers") and Van Kampen Funds Inc. (the "Distributor") (the Advisers and the Distributor are collectively referred to as "Van Kampen") has adopted this Code of Ethics. The Advisers are fiduciaries that provide investment advisory services to the Funds and private investment management accounts, and the Distributor acts as the principal underwriter for the Funds.

II.  GENERAL PRINCIPLES

     A.   Shareholder and Client Interests Come First

          Every trustee/director, officer and employee of a Fund and every director, officer and employee of Van Kampen owes a fiduciary duty to the investment account and the respective investors of such Fund or private investment management account (collectively, the "Clients"). This means that in every decision relating to investments, such persons must recognize the needs and interests of the Clients and be certain that at all times the Clients' interests are placed ahead of any personal interest of such person.

     B.   Avoid Actual and Potential Conflicts of Interest

          The restrictions and requirements of this Code are designed to prevent behavior which conflicts, potentially conflicts or raises the appearance of an actual or potential conflict with the interests of Clients. It is of the utmost importance that the personal securities transactions of trustee/directors, officers and employees of a Fund and directors,


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          officers and employees of Van Kampen be conducted in a manner consistent with both the letter and spirit of the Code, including these principles, to avoid any actual or potential conflict of interest or any abuse of such person's position of trust and responsibility.

     C.   Avoiding Personal Benefit

          Trustee/directors, officers and employees of the Funds and directors, officers and employees of Van Kampen should ensure that they do not acquire personal benefit or advantage as a result of the performance of their normal duties as they relate to Clients. Consistent with the principle that the interests of Clients must always come first is the fundamental standard that personal advantage deriving from management of Clients' money is to be avoided.

III. OBJECTIVE

     Section 17(j) of the Investment Company Act of 1940, as amended (the "Investment Company Act"), makes it unlawful for certain persons associated investment companies to engage in conduct which is deceitful, fraudulent or manipulative, or which involves false or misleading statements, in connection with the purchase or sale of a security held or proposed to be acquired by an investment company. In addition, Section 204A of the Investment Advisers Act of 1940, as amended (the "Investment Advisers Act"), requires investment advisers to establish, maintain and enforce written policies and procedures designed to prevent misuse of material non-public information. The objective of this Code is to require trustee/directors, officers and employees of the Funds and directors, officers and employees of Van Kampen to conduct themselves in accordance with the general principles set forth above, as well as to prevent trustee/directors, officers and employees of the Funds or the Distributor from engaging in conduct prohibited by the Investment Company Act and directors, officers and employees of the Advisers from engaging in conduct prohibited by the Investment Company Act and the Investment Advisers Act.

IV.  DEFINITIONS

     A.   "Access Person" means (i) any trustee/director or officer of a Fund,
          (ii) any director or officer of a Fund's Adviser, (iii) any employee of a Fund or the Fund's Adviser (or any company in a control relationship


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          to the Fund or Adviser) who, in connection with such person's regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Covered Security by a Client, or whose functions relate to the making of any recommendations with respect to such purchases or sales; (iv) any natural person in a control relationship to the Fund or the Fund's Adviser who obtains information concerning recommendations made to a Client with regard to the purchase or sale of a Covered Security by such Client, and (v) any director or officer of the Distributor, who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of a Covered Security by a Client for which it acts as principal underwriter, or whose functions relate to the making of any recommendations with respect to such purchases or sales.

     B. "Beneficial Ownership" is interpreted in the same manner as it is under Rule 16a-1(a)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in determining whether a person is the beneficial owner of a security for purposes of Section 16 of the 1934 Act and the rules and regulations thereunder, which includes "any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in" a security. The term "pecuniary interest" is further defined to mean "the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities." "Beneficial ownership" includes (i) securities held by members of a person's immediate family sharing the same household and includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law" and includes adoptive relationships and (ii) a right to acquire securities through the exercise or conversion of any derivative security, whether or not presently exercisable.

          Any report required to be made by this Code may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect Beneficial Ownership in the security to which the report relates.

     C.   "Chief Compliance Officer" is the individual set forth in Exhibit A.


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     D.   "Code of Ethics Review Committee" consists of the individuals set forth in Exhibit A.

     E. "Control" has the same meaning as in Section 2(a)(9) of the Investment Company Act.

     F.   "Covered Security" refers not only to the instruments set forth in
          Section 2(a)(36) of the Investment Company Act but to any instrument into which such instrument may be converted or exchanged, any warrant of any issuer that has issued the instrument and any option written relating to such instrument, provided, however, that it does not include: (a) any direct obligation of the United States Government,
          (b) banker's acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, and (c) shares issued by any open-end investment companies registered under the Investment Company Act.

     G. "Disinterested Trustee/Director" means a trustee or director of an Fund who is not an "interested person" of such Fund within the meaning of Section 2(a)(19) of the Investment Company Act.

     H. "Employee Account" means any brokerage account or unit investment trust account in which the Van Kampen Employee has any direct or indirect beneficial ownership.

     I.   "General Counsel" is the individual set forth in Exhibit A.

     J. "Initial Public Offering" means an offering of securities registered under the Securities Act of 1933, as amended (the "Securities Act"), the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     K. "Investment Personnel" means (i) any employee of a Fund (or of any company in a control relationship to the Fund), (ii) Portfolio Managers, security analysts, traders and any other employees of a Fund's Adviser (or of any company in a control relationship to the Fund's Adviser) who, in connection with his or her regular functions or


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          duties, makes or participates in making investment recommendations regarding the purchase or sale of securities by the Fund or other Clients; and (iii) any natural person who controls a Fund or Adviser and who obtains information concerning recommendations made to such Fund or other Client regarding the purchase or sale of securities.

     L. "Limited Offering" is an offering that is exempt from registration under the Securities Act pursuant to Section 4(2) or Section 4(6) of the Securities Act or pursuant to Rule 504, Rule 505 or Rule 506 under the Securities Act.

     M. "Portfolio Manager" means any person who exercises investment discretion on behalf of an Adviser for a Client.

     N. "Van Kampen Employee" includes any director, officer or employee of Van Kampen.


V.   STANDARDS OF CONDUCT FOR PERSONAL SECURITIES TRANSACTIONS

     A.   Van Kampen Employee Brokerage Accounts

          1. All brokerage accounts of Van Kampen Employees must be maintained through Morgan Stanley Dean Witter & Co. ("MSDW") and/or Morgan Stanley Dean Witter Online ("MSDWO"). No other brokerage accounts are permitted unless permission is granted by the Chief Compliance Officer or General Counsel.

               If any Van Kampen Employee maintains accounts outside MSDW or MSDWO, such person must transfer such accounts to a MSDW branch or MSDWO within 120 days from his or her date of hire.

               a. Each Van Kampen Employee must inform the appropriate person in the compliance department as set forth in Exhibit A, in writing, of their MSDW and MSDWO brokerage accounts, or, if applicable, their outside


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                    brokerage accounts. The Van Kampen compliance department
                    shall direct the brokerage firm to provide duplicate confirmations and account statements to the Van Kampen compliance department.

                    1) Van Kampen Employees shall notify the appropriate persons in the Van Kampen compliance department as set forth in Exhibit A when opening a brokerage account.

          B.   Pre-Clearance

          1. Except as set forth below, all Van Kampen Employees must pre-clear purchases or sales of Covered Securities in their Employee Accounts with the appropriate person in the Van Kampen compliance department as set forth in Exhibit A.


          2.   Exceptions from the Pre-Clearance Requirement.

               a. Persons otherwise subject to pre-clearance are not required to pre-clear the acquisition of the following Covered
                    Securities:

                    1) Covered Securities acquired through automatic reinvestment plans.

                    2) Covered Securities acquired through employee purchase plans.

                    3) Covered Securities acquired through the exercise of rights issued by an issuer pro-rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

                    4) Morgan Stanley Dean Witter & Co. common stock (including exercise of stock option grants),


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                         a)   The restrictions imposed by the Firm on senior
                              management and other persons in connection with transactions in such stock are not affected by this exemption.

                    5)   Units in unit investment trusts.

     3.   Pre-cleared securities transactions must be effected timely.

          a. All approved Covered Securities transactions must take place on the same day that the authorization is obtained. If the transaction is not completed on the date of clearance, a new clearance must be obtained.

          b. Purchases through an issuer direct purchase plan must be pre-cleared on the date the purchaser writes the check to the issuer's agent

               1) Authorization for purchases through an issuer direct purchase plan are effective until the issuer's agent purchases the Covered Securities.

     4.   Pre-Clearance Procedure

          a. Van Kampen Employees shall pre-clear their transactions by submitting a Trade Authorization Form (a copy of which is attached as Exhibit B) to the appropriate persons in the compliance department as set forth in Exhibit A.

               1) The compliance department shall pre-clear the purchase or sale of a Covered Security if the transaction does not violate the Code.


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                                a)      The compliance department shall verify
                                        that the transaction is in compliance
                                        with the Code.

                                b) The compliance department shall sign the Trade Authorization Form.

                                c)      The compliance department shall
                                        communicate authorization of the trade
                                        to the Van Kampen Employee.

                                d)      The time at which the trade
                                        authorization is communicated to the Van
                                        Kampen Employee shall be documented on
                                        the Trade Authorization Form.

                                e) The compliance department shall maintain the originally executed Trade
                                        Authorization Form. A copy of the
                                        executed Trade Authorization Form will
                                        be forwarded to the Van Kampen Employee.

                                f) The compliance department shall review Van Kampen Employee duplicate confirmations and statements to verify that all personal transactions in Covered Securities have been properly pre-cleared.

     C.   Other Restrictions

          1. Van Kampen Employee trades for which pre-clearance has been obtained, including short sales and permissible option trades, are subject to 30-day holding period from the trade date.

          2. Van Kampen Employees are prohibited from trading in futures, options on futures, and forward contacts. Van Kampen


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               Employees may trade listed equity and index options and equity warrants, however, there is a 30-day holding period from the trade date. In addition, Van Kampen Employees are also prohibited from trading in warrants or options (with the exception of listed warrants or options) on physical commodities and currencies.

          3. Van Kampen Employees shall not purchase Covered Securities during an initial or secondary public offering.

          4. Van Kampen Employees shall not enter into limit orders which extend beyond one day.

          5.   Van Kampen Employees shall not participate in an investment club.

          6. Van Kampen Employees shall not purchase shares of an investment company that is managed by Van Kampen if such investment company is not generally available to the public.

          7. Van Kampen Employees shall not purchase shares of an open end investment company that is managed by Van Kampen if as a result of such purchase the Van Kampen Employee shall own 1% or more of the assets of such investment company.

          8. Van Kampen Employees are prohibited from the following activities unless they have obtained prior written approval from the Code of Ethics Review Committee:

               a. Van Kampen Employees may not purchase a Covered Security in a private placement or any other Limited Offering.

               b. Van Kampen Employees may not serve on the boards of directors of a public or private company. Requests to serve on the board of a religious, charitable or educational organization as set forth in Section 503(c) of the IRS Code will generally be approved.


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     D.   Additional Responsibilities of Access Persons

          In addition to the requirements set forth above, the following prohibitions and reporting obligations are applicable to Access Persons.

          1. Access Persons shall not purchase or sell a Covered Security on a day during which a Client has a pending purchase or sale order in that same Covered Security.

          2. Initial/Annual Reporting: Within ten days after becoming an Access Person and thereafter, annually, each Access Person must furnish a report to the Chief Compliance Officer showing (i) the date of the report, (ii) the title, number of shares and principal amount of each Covered Security owned directly or indirectly by the Access Person on the date such person become an Access Person (for initial reports) or as of a date no more than 30 prior to the date of the report (for annual reports) and
               (iii) the name of any broker, dealer or bank with an account holding any securities for the direct or indirect benefit of the Access Person as of the date such person became an Access Person (for initial reports) or as of a date no more than 30 prior to the date of the report (for annual reports).

               a. Exclusion: A Disinterested Trustee/Director who would be required to make this report solely by reason of being a Fund trustee/director is excluded from the initial and annual reporting requirement for Access Persons.

          3. Quarterly Reporting: On a calendar quarterly basis, each Access Persons must furnish a report to the Chief Compliance Officer within ten days after the end of each calendar quarter, on forms sent to the Access Person each quarter:

               a. With respect to any transactions in Covered Securities in which the Access Person had direct or indirect Beneficial Ownership, a report showing (i) the date of the report;
                    (ii) the date of the transaction, the title, the interest rate and maturity date (if applicable), the num-


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                    ber of shares, and the principal amount of each Covered
                    Security involved; (iii) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); (iv) the price at which the transaction was effected; and (v) the name of the broker, dealer or bank with or through which the transaction was effected; and

               b. With respect to any account established by the Access Person in which any securities were held during the quarter for direct or indirect benefit of the Access Person, a report showing (i) the date of the report; (ii) the name of the broker, dealer or bank with which established the account; and (iii) the date the account was established.

               c. Exclusion: A Disinterested Trustee/Director who would be required to make this report solely by reason of being a Fund trustee/director is excluded from the quarterly reporting requirement for Access Persons unless the trustee/director knew or, in the ordinary course of fulfilling his or her official duties as a Fund trustee/director, should have known that during the 15-day period immediately before or after the trustee/director's transaction in a Covered Security, the Fund purchased or sold the Covered Security, or the Fund or its investment adviser considered purchasing or selling the Covered Security.

               d. Exclusion: An Access Person need not make a quarterly transaction report if the report would duplicate information contained in broker trade confirmations or account statements received by the Fund, the Adviser and the Distributor with respect to the Access Person in the time period required above if all of the information required by that paragraph is contained in the broker trade confirmations or account statements, or in the records of the Fund, the Adviser and the Distributor.


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     E.   Additional Responsibilities of Investment Personnel

          In addition to the requirements set forth above, the following prohibitions and reporting obligations are applicable to Investment Personnel.

          1. Investment Personnel shall not sell a Covered Security purchased within the previous 60 calendar days from the trade date, except that a Covered Security held for at least 30 days from the trade date may be sold at a loss or no gain. Any profits realized on trades executed within the 60-day holding period shall be disgorged to the Client or a charitable organization as determined by the Chief Compliance Officer.

          2. All Investment Personnel shall disclose all personal and beneficial Covered Securities holdings upon the commencement of employment and thereafter on an annual basis to the compliance department.

          3. Investment Personnel of a Fund or its investment adviser must obtain approval from the Fund or the Fund's investment adviser before directly or indirectly acquiring beneficial ownership in any securities in an Initial Public Offering or in a Limited Offering.

     F.   Additional Responsibilities of Portfolio Managers

          In addition to the requirements set forth above for Van Kampen Employees, Access Persons and Investment Personnel, the following additional requirements are applicable to Portfolio Managers.


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          1.   A Portfolio Manager may not buy or sell a Covered Security within
               7 calendar days before or after any Client, over which such Portfolio Manager exercises investment discretion, trades in such Covered Security.

          2. A Portfolio Manager may not purchase shares of a closed-end investment company over which such Portfolio Manager exercises investment discretion.

     G.   Insiders

          1. Each Van Kampen Employee shall comply with all laws and regulations, and prohibitions against insider trading. Trading on or communicating material non-public information, or "inside information," of any sort, whether obtained in the course of research activities, through a Client relationship or otherwise, is strictly prohibited.

          2. Van Kampen Employees shall not disclose any non-public information relating to a Client's account portfolio or transactions or to the investment recommendations of Van Kampen, nor shall any Van Kampen Employee disclose any non-public information relating to the business or operations of the members of Van Kampen, unless properly authorized to do so.

          3. No Van Kampen Employee who is required to file a statement of ownership pursuant to Section 16 of the Exchange Act may purchase or sell or sell and purchase a company-sponsored closed-end investment company within a six month period and realize a profit on such transaction.

     H.   Exceptions

          1. Notwithstanding the foregoing, the Chief Compliance Officer or his or her designee, in keeping with the general principles and objectives of this Code, may refuse to grant clearance of a personal transaction in their sole discretion without being required to specify any reason for the refusal.


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          2.   Upon proper request by a Van Kampen Employee, a Code of Ethics
               Review Committee (the "Committee") will consider for relief or exemption from any restriction, limitation or procedure contained herein, which restriction, limitation or procedure is claimed to cause a hardship for such Van Kampen Employee. The Chief Compliance Officer will in his sole discretion determine whether the request is appropriate for consideration by the Committee. The Committee shall meet on an ad hoc basis, as deemed necessary upon the Van Kampen Employee's written request outlining the basis for his or her request for relief. The decision is within the sole discretion of the Committee.

VI.  ADMINISTRATION OF THE CODE

     A. The administration of this Code shall be the responsibility of the Chief Compliance Officer or his or her designee whose duties shall include:

          1. Continuously maintaining a list of all Access Persons who are under a duty to make reports or pre-clear transactions under this Code.

          2. Providing each such person with a copy of this Code and informing them of their duties and obligations hereunder.

          3. Reviewing all quarterly securities transactions and holdings reports required to be filed pursuant to this Code, and maintaining a record of such review, including the name of the compliance personnel performing the review.

          4. Reviewing all initial and annual securities position reports required to be filed pursuant to this Code, and maintaining a record of such review, including the name of the compliance personnel performing the review.

          5. Preparing listings of all transactions effected by persons subject to reporting requirements under the Code and comparing all reported personal securities transactions with completed


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               portfolio transactions of the Clients and securities being considered for purchase or sale by Clients to determine whether a violation of this Code may have occurred.

          6. Conducting such inspections or investigations as shall reasonably be required to detect and report any apparent violations of this Code to any person or persons appointed by Van Kampen to deal with such information and to the Fund's Board of Directors/Trustees.

          7. Submitting a written report, no less frequently than annually, to the Board of Directors/Trustees of each Fund containing a description of issues arising under the Code or procedures since the last report, including, but not limited to, material violations of the Code or procedures and sanctions imposed in response to material violations.

          8. Submitting a certification, no less frequently than annually, to the Board of Directors/Trustees of each Fund from the Fund, the respective Adviser and the Distributor that it has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.


VII. RECORDS

     The Fund, the Advisers and the Distributor shall, at its principal place of business, maintain records of the following:

     A. A copy of any code of ethics adopted by the such entity which is or has been in effect during the past five years must be maintained in an easily accessible place;

     B. A copy of any record or report of any violation of the code of ethics of such entity and any action taken thereon maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;


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     C.   A copy of each report made by an Access Person as required by this
          Code, including any information provided in lieu of the reports, must be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

     D. A record of all persons, currently or within the past five years, who are or were required to make reports under this Code, or who are or were responsible for reviewing these reports, must be maintained in an easily accessible place; and

     E. A copy of each written report required to be provided to the Board of Directors/Trustees of each Fund containing a description of issues arising under the Code or procedures since the last report, including, but not limited to, material violations of the Code or procedures and sanctions imposed in response to material violations must be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.

     F. A Fund or investment adviser must maintain a record of any decision, and the reasons supporting the decision, to approve the acquisition by Investment Personnel of securities in an Initial Public Offering or in a Limited Offering.

     G. A copy of any decision and reasons supporting such decision to approve a pre-clearance transaction pursuant to this Code, made within the past five years after the end of the fiscal year in which such approval is granted.


VIII. SANCTIONS

     Upon discovering a violation of this Code, Van Kampen may impose such sanctions as it deems appropriate, including, but not limited to, a reprimand (orally or in writing), demotion, and suspension or termination of employment. The General Counsel of Van Kampen, in his sole discretion, is authorized to determine the choice of sanctions to be imposed in specific cases, including termination of employment of any employee.


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IX.  APPROVAL OF CODE OF ETHICS

     A. Van Kampen shall provide to the Board of Directors/Trustees of each Fund the following:

          1. A copy of the Fund's Code, the Adviser's Code and the Distributor's Code for such Board's review and approval.

          2.   Promptly, a copy of any amendments to such Codes.

          3. Upon request, copies of any reports made pursuant to the Code by any person as to an investment company client.

          4. Immediately, without request by an investment company client, all material information regarding any violation of the Code by any person as to such investment company client.

          5. Certification, no less frequently than annually, to the Board of Directors/Trustees of each Fund from the Fund, the respective Adviser and the Distributor that it has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

B. Prior to adopting this Code, the Board of Trustees/Directors of each Fund, including a majority of Disinterested Trustee/Directors, reviewed and approved this Code with respect to the Fund, each adviser of the Fund and the principal underwriter of the Fund, including all procedures or provisions related to the enforcement of this Code. The Board based its approval of this Code on, among other things, (i) certifications from the Fund, the respective Adviser and the Distributor that it has adopted procedures reasonably necessary to prevent violations of the Code and
     (ii) a determination that such Code is adequate and contains provisions reasonably necessary to prevent Access Persons from engaging in any conduct prohibited by Rule 17j-1(b).


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


X.   EFFECTIVE DATE

         All Van Kampen Employees are required to sign a copy of this Code indicating their agreement to abide by the terms of the Code.

         In addition, Van Kampen Employees will be required to certify annually that (i) they have read and understand the terms of this Code and recognize the responsibilities and obligations incurred by their being subject to this Code, and (ii) they are in compliance with the requirements of the Code.



Approved this       day of
             ------        ----------------.


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